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Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE		October 10, 2002
Media Contact:	Michael Chee (805) 557-6791 or Cell (818) 601-6798

BLUE CROSS OF CALIFORNIA ANNOUNCES
PPO PHYSICIAN QUALITY AND INCENTIVE PROGRAM
BLUE CROSS OF CALIFORNIA CONTINUES EVOLUTION IN MEASURING, PROMOTING AND REWARDING QUALITY HEALTH CARE FOR CALIFORNIANS THROUGH ITS PHYSICIAN QUALITY INITIATIVE

        THOUSAND OAKS, Calif.—In an ongoing effort to measure the delivery of quality medical care, Blue Cross of California (Blue Cross) and its affiliate, BC Life & Health Insurance Company, is introducing a unique pilot program. The program, designated the PPO Physician Quality and Incentive Program (PQIP), is designed to promote quality health care, increase customer value, and measure the delivery of health services to Blue Cross preferred provider organization (PPO) members.

        For the past several years, efforts have been focused on measuring and improving the quality of health care provided under HMO products. However, the majority of Blue Cross membership is enrolled in a PPO product. With the addition of PQIP, Blue Cross will have created quality-based incentive programs specific to both its HMO and PPO programs.

        "For practicing physicians, it is instructive to know how well they are performing in the actual delivery of medicine," said Dr. Woodrow Myers, chief medical officer for Blue Cross. "To be acknowledged and rewarded for providing care that impacts a patient positively is something any doctor can appreciate."

        The PQIP consists of incentives—both financial and non-financial—designed to improve the quality of clinical care and service delivered to Blue Cross PPO members and to specifically reward quality performance among its PPO physician network. Blue Cross developed the following goals to better collaborate with its physician network to improve medical quality and service for its members:

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  Provide effective health care to reduce the burden of illness and mortality associated with prevalent chronic conditions (cancer, diabetes, asthma, heart failure, and mental health conditions) and assure the delivery of preventive care services

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  Improve patients' ability to access care and maintain continuous doctor-patient relationships with quality network physicians of their choice

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  Improve the affordability of health care through generic prescribing where appropriate

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  Reduce costs through simplified and timely transactions with physicians

        "The health care system is currently experiencing double-digit cost increases while at the same time suffering from a lack of quality accountability that limits the ability of health care consumers to determine comparative value," said Peter Lee, president and CEO of the Pacific Business Group on Health. "The most promising ways to address these problems would be to reward providers that delivery quality health care and to make standardized provider performance information available to inform consumer choice. The Blue Cross program is an important step toward achieving these goals."

        As part of the PQIP, Blue Cross has created a unique, internet-based PQIP Scorecard to give physicians benchmarking information on key clinical processes of care. These clinical procedures have been proven effective in current medical literature in improving health outcomes. During the first year, 15,000 Blue Cross PPO physicians statewide will have access to the Scorecard. Typically, these doctors have a minimum 10 patients in a given clinical measure. For the first time, these physicians will have access to information about their own performance, as well as the unique ability to compare data on their performance to that of other physicians on both a geographic and specialty-specific basis.

        In addition, 5,000 of those PPO physicians located in five Bay area counties will be eligible to participate in a Physician Recognition Program and receive a financial bonus for superior performance on the clinical quality, service quality and pharmacy measures in the PQIP Scorecard. Using an Internet-based tool, Blue Cross will also provide these physicians with electronic access to the most recent published medical literature and other information resources to support these quality improvement efforts for Blue Cross members.

        According to Dr. Antonio Legorreta, president of Health Benchmarks, Inc., "There is a wide discrepancy in the way physicians adopt evidence-based guidelines to manage their patients. Pay-for-performance models like Blue Cross' deserve the attention of the mainstream and policymakers because they reward physicians for providing quality medical care." Health Benchmarks is a nationally recognized leader in the development and assessment of quality of care metrics and is being consulted by Blue Cross in conjunction with its PQIP program.

        Earlier this month, even before its implementation, the innovative approach taken by the Blue Cross PQIP was awarded a grant from the Robert Wood Johnson Foundation (RWJF) in the amount of $887,000 in order to evaluate the results of the Physician Recognition Program. Blue Cross will participate in the national RWJF Rewarding Results Program looking at quality incentive programs in a variety of health care systems. Funding from this grant will be used to monitor and evaluate the program to allow real-time adjustments to the incentive systems. RAND, a non-profit public policy research organization, will conduct this evaluation of the program to determine which components are effective.

        The PQIP is the second phase of Blue Cross of California's Physician Quality Initiative program, which was introduced last year. The HMO Shared Risk Incentive Program was launched in July 2001.

        Since that announcement, 30 major medical groups in the Blue Cross HMO are eligible for the financial incentives bonus using the new quality standards. The new standards currently impact about 16 percent of Blue Cross' total HMO membership representing approximately 254,000 HMO lives. The new expanded Quality Score Card is currently being used to evaluate all medical groups in the HMO network and to provide them with feedback and assistance to support quality improvement efforts.

        Blue Cross of California and its California affiliates, with more than 6.7 million medical members, is an operating subsidiary of WellPoint Health Networks Inc. (NYSE:WLP), one of the nation's largest publicly traded health care companies. WellPoint serves the health care needs of more than 13 million medical members and approximately 45 million specialty members nationally. WellPoint offers a broad spectrum of quality network-based health products including open access PPO, POS and hybrid products, HMO and specialty products. Specialty products include pharmacy benefit management, dental, utilization management, vision, mental health, life and disability insurance, long term care insurance, flexible spending accounts, COBRA administration, and Medicare supplements. Blue Cross of California may be found on the web at www.bluecrossca.com. Blue Cross of California is an independent licensee of the Blue Cross Association.

        A news conference will be broadcast on the Internet on October 10, 2002 at 10:00 a.m. PST. To view the news conference, please log on to:
 http://www.videonewswire.com/event.asp?id=8372.

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Exhibit 99.1